UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – September 14, 2010 (September 14, 2010)

ACE Limited

(Exact name of registrant as specified in its charter)

Switzerland	1-11778	98-0091805
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer of Incorporation Identification No.)

Baerengasse 32

CH-8001 Zurich, Switzerland

(Address of principal executive offices)

Registrant’s telephone number, including area code: +41 (0)43 456 76 00

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 14, 2010, ACE American Insurance Company, a Pennsylvania domestic stock insurance company (“ACE American”) and an indirect wholly owned subsidiary of ACE Limited (“ACE”), Raha Iowa Acquisition Corp., an Iowa corporation (“Merger Sub”) and a wholly owned subsidiary of ACE American, and for certain limited purposes, ACE, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Rain and Hail Insurance Service, Inc., an Iowa corporation (“Rain & Hail”) and Steve C. Harms, as the shareholders’ representative, pursuant to which Merger Sub will be merged with and into Rain & Hail (the “Merger”), with Rain & Hail continuing as the surviving corporation and as a wholly owned subsidiary of ACE American. In the Merger, each outstanding share of common stock (the “Common Stock”) of Rain & Hail (other than those shares of Common Stock held by ACE American or Rain & Hail or any of their respective wholly owned subsidiaries), will be converted into the right to receive cash. The aggregate value of the cash consideration payable in the Merger is approximately $1.1 billion, based upon current estimates of Rain & Hail’s December 31, 2010 adjusted book value. ACE American currently owns approximately 20% of the outstanding shares of Common Stock.

The Merger is anticipated to be completed in the fourth quarter of 2010, subject to the satisfaction of customary conditions, including the expiration or termination of the Hart-Scott-Rodino waiting period and the approvals of certain regulatory authorities. The Merger Agreement also contains customary covenants and agreements, including, among other things, with respect to the operation of the business of Rain & Hail and its subsidiaries between the signing of the Merger Agreement and the closing of the Merger and restrictions on the solicitation of alternative acquisition proposals by Rain & Hail. In addition, the transaction is subject to approval by the holders of the outstanding shares of Common Stock. Approximately 35% of the outstanding shares of Common Stock are owned by Rain & Hail’s employee stock ownership plan. Consummation of the Merger does not require the approval of ACE’s shareholders and is not conditioned on receipt of financing by ACE.

The Merger Agreement contains customary representations and warranties. The representations and warranties contained in the Merger Agreement will generally survive until December 28, 2011. Pursuant to the Merger Agreement, following the consummation of the Merger, ACE is entitled to indemnification for, among other things, breaches of representations and warranties subject to a deductible and an aggregate cap.

Either ACE or Rain & Hail may terminate the Merger Agreement if the closing does not occur by June 30, 2011. In connection with the termination of the Merger Agreement under specified circumstances, Rain & Hail will be required to pay ACE American a termination fee equal to $50 million.

In connection with the Merger Agreement, ACE American entered into support agreements with certain shareholders of Rain & Hail pursuant to which such shareholders have committed, among other things, to vote the shares of Common Stock beneficially owned by them, which represent, in the aggregate, approximately 17% of the outstanding shares of Common Stock, in favor of the Merger.

The foregoing summary of the Merger Agreement and the Merger does not purport to be a complete description and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which will be filed as an exhibit to ACE’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2010.

Item 7.01.	Regulation FD Disclosure.

On September 14, 2010, ACE issued a press release announcing the execution of the Merger Agreement referred to in Item 1.01 above. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated September 14, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACE LIMITED

By:	/s/ Robert F. Cusumano
Name: Robert F. Cusumano
Title: General Counsel

DATE: September 14, 2010